UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 6, 2013

American Water Works Company, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 001-34028

Delaware	51-0063696
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

1025 Laurel Oak Road

Voorhees, NJ 08043

(Address of principal executive offices, including zip code)

(856) 346-8200

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

In a letter dated June 13, 2013, the Monterey County Health Department, Environmental Health Bureau (“MCHD”) notified California American Water (“Cal-Am”) that the MCHD had received a complaint filed with the Department of Toxic Substance Control regarding arsenic levels and disposal locations of sludge generated from the company’s Ambler Park and Toro Park water treatment plants prior to May 2013. MCHD requested that Cal-Am provide MCAD with sludge disposal records, analytical results and supporting documentation related to these disposals. By letter dated July 26, 2013, Cal-Am submitted the requested documentation and information to MCHD. Cal-Am advised MCHD in its letter that, based on the analysis performed, it appeared that some of the residual wastes from the Amber and Toro plants may have exceeded California hazardous waste soluble threshold limit concentration requirements and should therefore have not been disposed of at the non-hazardous waste landfills to which they were transported. Cal-Am further advised MCHD that, in light of the findings, Cal-Am had modified its procedures to insure that wastes sent for disposal are properly characterized and managed. By letter dated November 6, 2013, the Monterery County District Attorney advised Cal-Am that it had received a report from the MCHD that Cal-Am had transported and disposed such hazardous wastes in violation of applicable provisions of the California Health and Safety Code and the California Business and Professions Code which subject violators to civil penalties of up to $25,000 per violation under the Health and Safety Code and $2,500 per violation under the Business and Professions Code. The District Attorney has requested a meeting with Cal-Am prior to taking any enforcement action with respect to this matter. The Company is unable to predict the outcome of this matter, but does not expect that this matter will have a material impact on the Company’s results of operations, liquidity or financial position.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN WATER WORKS COMPANY, INC.

Dated: November 7, 2013	By:	/s/ William Rogers
William Rogers
Vice President and Treasurer